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Exhibit 99(a)(1)

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTION GRANTS

FOR STOCK GRANTS AND CASH CONSIDERATION

RCM TECHNOLOGIES, INC.

        THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS RELATING TO THE RCM TECHNOLOGIES, INC. 2000 EMPLOYEE STOCK INCENTIVE PLAN

September 30, 2003

i

RCM TECHNOLOGIES, INC.

        Offer to Exchange Outstanding Unexercised Option Grants Under the RCM Technologies, Inc. 1992 Incentive Stock Option Plan, the RCM Technologies, Inc. 1994 Nonemployee Director Stock Option Plan, the Amended and Restated RCM Technologies, Inc. 1996 Executive Stock Plan, and the RCM Technologies, Inc. 2000 Employee Stock Incentive Plan (collectively, the "Stock Plans") Having an Exercise Price of $7.00 Per Share or Higher for Stock and Cash Consideration

SUMMARY TERM SHEET

        The offer and withdrawal rights will expire at 5:00 p.m., Eastern time, November 13, 2003, unless the offer is extended.

        The following explains the material terms of our offer to exchange:

  •
  We are offering eligible employees and directors the opportunity to exchange outstanding unexercised RCM option grants under the Stock Plans with per share exercise prices of $7.00 or higher (the "Old Grants") for shares of our common stock (the "Stock Grants") and cash consideration (the "Cash Consideration"). (See Section 1, Section 2 and Section 6).

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  We are implementing the offer because a considerable number of our employees and directors have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the offer will provide renewed incentives to our employees and directors and more closely align the interests of our employees and directors with the interests of our stockholders. We are offering this program on a voluntary basis to allow our employees and directors to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for shares of our common stock and cash. (See Section 3).

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  The offer is scheduled to remain open until 5:00 p.m., Eastern time, November 13, 2003, unless we decide to extend that expiration time. Therefore, to participate in the offer, you must tender your Old Grants to us prior to that expiration time. We plan to cancel properly tendered options on the first business day following the expiration time which we anticipate will be November 14, 2003. (See Section 2, Section 4 and Section 15).

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  We will issue Stock Grants and pay Cash Consideration in exchange for Old Grants properly tendered by eligible employees and directors in the offer; the Stock Grants will be effective, and the Cash Consideration will become payable, on the date that we cancel the Old Grants, which we anticipate to be November 14, 2003 (the "Stock Grant Date"). We will distribute the share award agreements evidencing the Stock Grants, substantially in the form included in this Offer to Exchange as Schedule A, and the Cash Consideration promptly after the expiration time of the offer. (See Section 6).

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  You will not be required to pay cash for the shares subject to the Stock Grants issued to you. Instead, your consideration for the shares subject to the Stock Grants and the Cash Consideration you receive will be the Old Grants you tender. (See Section 2 and Section 6).

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  If you have multiple stock option grants that qualify as Old Grants and you wish to tender the options subject to those grants, you must tender each individual option in its entirety. For each Old Grant you exchange, you will receive a number of shares of our common stock that is determined based on the Black-Scholes valuation of such Old Grants. This valuation takes into account the exercise price of the Old Grant being exchanged, the remaining term of the Old Grant and the current market value of our shares. The number of shares you will receive will equal 150% of the Black-Scholes valuation of your Old Grant. (See Section 2, Section 4 and Section 9).

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  Shares issued pursuant to Stock Grants will be fully vested on the Stock Grant Date, but those shares will not be transferable immediately. The transfer restriction will lapse (i) on the first anniversary of the Stock Grant Date or (ii) earlier if we experience a change in control, subject to any subsequent applicable securities restrictions and our policies regarding restrictions on the sale of shares of our common stock. (See Section 9).

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  The Cash Consideration that you receive will equal the aggregate fair market value of the number of shares subject to your Stock Grant on the Stock Grant Date multiplied by 0.67. The Cash Consideration will not be included in any determination of your compensation for purposes of our benefit plans. (See Section 9).

  •
  The Cash Consideration is a cash payment by us to you that is intended to offset a portion of your income taxes that result from your receipt of the Stock Grants and the Cash Consideration. The payment of the Cash Consideration is designed to be cash flow neutral for us assuming that we will be able to claim tax deductions related to the Stock Grants issued and the Cash Consideration paid in the offer and that we have taxable income to offset against those deductions in the applicable tax periods. (See Section 9).

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  If you are an employee, the Cash Consideration will be paid to you only if our withholding obligation for your tax liability for the Stock Grants and the Cash Consideration is less than the Cash Consideration that is payable to you. In such an event, you will only receive the portion of the Cash Consideration that exceeds our withholding obligation. In the event the Cash Consideration does not fully satisfy the withholding obligation, you will be required to make a cash payment to us for the additional amount. If you are a non-employee member of our Board of Directors, the Cash Consideration will be paid directly to you. (See Section 6).

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  All of our employees and directors who are active as of the date on which we commence the offer and the Stock Grant Date are eligible to participate in the offer. (See Section 1).

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  To receive a Stock Grant and Cash Consideration in the offer, participating eligible employees and directors must be employed by or providing service to us on the Stock Grant Date. (See Section 1).

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  You may withdraw from the offer any time prior to the expiration time. (See Section 5).

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  The Stock Grants will be issued under the RCM Technologies, Inc. 2000 Employee Stock Incentive Plan. No Stock Grants will be issued under the RCM Technologies, Inc. 1992 Incentive Stock Option Plan, the RCM Technologies, Inc. 1994 Nonemployee Director Stock Option Plan or the Amended and Restated RCM Technologies, Inc. 1996 Executive Stock Plan. (See Section 9 and Section 12).

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  The Cash Consideration will be paid out of our working capital. (See Section 9).

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  You are reminded that, unless expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment with us remains "at-will" and can be terminated by you or us at any time, with or without cause or notice and the offer does not impact your "at-will" employment status.

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  Your decision to participate in the offer is completely voluntary. Your decision to participate or not participate in the offer will have no impact on your employment status with us. (See Section 2).

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  As described in more detail in this Offer to Exchange, the issuance of the Stock Grants and payment of Cash Consideration to you will result in your recognition of taxable income; however, the Cash Consideration will cover a portion of your taxes that result from your receipt of the Stock Grants and the Cash Consideration. The amount of our withholding obligation will be withheld from the Cash Consideration that is payable to you. (See Section 6, Section 9, Section 20 and Section 21).

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  The terms of the offer are summarized in this "Summary Term Sheet" document. Also, this Offer to Exchange includes questions and answers about the offer, a description of certain risks of participating in the offer and the details of the offer itself. We urge you to read this Offer to Exchange carefully and in its entirety. This offer is subject to the terms and conditions described in this document.

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  ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OLD GRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OLD GRANTS.

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  We have not authorized any person to make a recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

        Our common stock is traded on The Nasdaq National Market under the symbol "RCMT." On September 26, 2003, the closing price of our common stock reported on The Nasdaq National Market was $5.15 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

        For important details about the offer, you should read the rest of this Offer to Exchange, including the sections entitled "Questions and Answers about the Offer," "Certain Risks of Participating in the Offer" and "The Offer."

        Neither this Offer to Exchange nor the Stock Grants has been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state or foreign securities commission and neither the SEC nor any state or foreign securities commission has passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE OFFER

        The following summary answers some of the questions that you may have about the offer. We urge you to read carefully this entire Offer to Exchange, the accompanying letter from Leon Kopyt, our Chief Executive Officer, dated September 30, 2003, the Election Form and the Notice to Withdraw from the Offer (the "Offer Documents"). The information in this summary is not complete, and additional important information is contained in the Offer Documents. We have included in this summary references to the Sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1.     What is the offer?

        This voluntary offer provides our eligible employees and directors with the one-time opportunity to exchange outstanding unexercised options under the RCM Technologies, Inc. 1992 Incentive Stock Option Plan (the "1992 Plan"), the RCM Technologies, Inc. 1994 Nonemployee Director Stock Option Plan (the "1994 Plan"), the Amended and Restated RCM Technologies, Inc. 1996 Executive Stock Plan (the "1996 Plan"), and the RCM Technologies, Inc. 2000 Employee Stock Incentive Plan (the "2000 Plan," and together with the 1992 Plan, the 1994 Plan and the 1996 Plan, the "Stock Plans") granted by us with per share exercise prices equal to or greater than $7.00 (the "Old Grants") for shares of our common stock (the "Stock Grants") plus a cash payment (the "Cash Consideration"). Stock Grants will be issued under the 2000 Plan. No Stock Grants will be made under the 1992 Plan, 1994 Plan or 1996 Plan. The Cash Consideration will be paid out of our working capital. We refer to the date on which the Stock Grants become effective and the Cash Consideration becomes payable as the "Stock Grant Date." You will not be required to pay any cash consideration for the Stock Grants, but the shares subject to the Stock Grants will not be transferable for the one year period after the Stock Grant Date, unless we experience a change in control prior to such date.

        Subject to and in accordance with the offer, we will accept and cancel all Old Grants that are properly tendered and not withdrawn prior to the expiration time of the offer, which is scheduled to be 5:00 p.m., Eastern time, November 13, 2003. The Stock Grants will be effective, and the Cash Consideration will become payable, on the date we cancel the Old Grants, which, assuming the offer expires on November 13, 2003, we anticipate to be November 14, 2003. (See Section 1, Section 2 and Section 6).

2.     Why have I been provided with this Offer to Exchange and other documents?

        The terms and conditions of the offer are set forth in this Offer to Exchange, the accompanying letter from Leon Kopyt, our Chief Executive Officer, dated September 30, 2003, the Election Form and the Notice to Withdraw from the Offer. These documents describe the terms of the offer and are intended to enable you to make an informed decision about whether to tender any of your Old Grants. Also, we are required by the federal securities laws to provide you with the information contained in this Offer to Exchange.

        We urge you to carefully read this Offer to Exchange, paying particular attention to the risks and tax consequences of the offer to you, and the other Offer Documents before you make your decision about participation in the offer.

3.     What is the purpose of the offer?

        Many of our outstanding options under the Stock Plans have exercise prices that are significantly higher than the current and recent market price of our common stock. We believe many of those options are unlikely to be exercised in the foreseeable future. We believe that the offer, by providing an immediate ownership interest in us and a cash payment to offset a portion of the taxes that result from such ownership, will help us demonstrate our commitment to our employees and directors and, therefore, our future success and growth by improving our ability to retain and motivate our employees and directors. The ownership interest will provide our employees and directors with an additional incentive to maximize stockholder value. (See Section 3).

4.     Who is eligible to participate in the offer?

        Each employee and director who holds stock options issued under the Stock Plans with a per share exercise price equal to or greater than $7.00 is eligible to participate in the offer if that person is an active employee or director of ours or one of our subsidiaries as of the date on which the offer commences and the Stock Grant Date. (See Section 1).

5.     Are employees in Canada eligible to participate?

        Yes. Our employees who currently are subject to the tax laws of Canada are eligible to participate in the offer. Please be aware that if you live, work or are otherwise a tax resident of Canada, the offer may have special rules or restrictions that apply to you. Please be sure to read the appropriate Section of this Offer to Exchange that deals with special rules and the tax consequences in Canada. (See Section 1 and Section 21).

6.     What happens if, after I tender my Old Grants, I cease to be an employee or board member of RCM?

        If you cease to be our employee or board member for any reason prior to the expiration of the offer, your participation in the offer will be automatically cancelled and you will not receive the Stock Grants or Cash Consideration. In this case, your Old Grants will be treated as if they had not been tendered, and your Old Grants will remain outstanding in accordance with their existing terms and conditions. (See Section 1).

        If you are our employee or board member upon the expiration of this Offer, once your tendered Old Grants have been accepted and cancelled by us, your Stock Grants and Cash Consideration will not be subject to forfeiture for any reason, even if you later cease to be our employee or board member, but the shares subject to the Stock Grants will continue to remain subject to the transfer restrictions. (See Section 2, Section 6 and Section 9).

7.     Are there any eligibility requirements that I must satisfy after the expiration time of the offer to receive the Stock Grants and Cash Consideration?

        To receive Stock Grants and Cash Consideration in the offer, you must be employed by or providing services to us or one of our subsidiaries as of the Stock Grant Date, which we expect will be no sooner than November 14, 2003. If, for any reason, you do not remain an active employee or director of ours or one of our subsidiaries through the Stock Grant Date, you will not receive any Stock Grants, the Cash Consideration or any other consideration in exchange for your tendered Old Grants. You are reminded that, unless expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment or service with us remains "at-will" and can be terminated by you or us at any time, with or without cause or notice and the offer does not in any way impact your "at-will" employment status. You should note that your decision to participate in the offer is completely voluntary. Your decision to participate or not participate in the offer will have no impact on your employment status with us. (See Section 1).

8.     Am I required to tender any of my Old Grants?

        You are not required to tender any of your Old Grants. (See Section 2).

9.     Am I required to exchange all of my Old Grants or can I just exchange some of them?

        For purposes of the offer, you are not required to exchange all of your Old Grants. However, if you have multiple stock option grants that qualify as Old Grants and you wish to exchange the options subject to such grants, you must tender each individual option in its entirety. (See Section 2 and Section 4).

10.   May I tender options that I have already exercised?

        This offer only pertains to stock options and does not apply in any way to shares purchased upon the exercise of stock options. To the extent you have exercised a stock option, that option is no longer outstanding and is therefore not subject to the offer. (See Section 4).

11.   What are the Stock Grants?

        Unlike your Old Grants, which were stock options that provided you with the right to purchase shares of our common stock at a specified exercise price, when you receive the Stock Grants, you will become a holder of actual shares of our common stock and you will not be required to pay any cash consideration to receive these shares. The shares subject to your Stock Grants will not be subject to any forfeiture restrictions; however, these shares will be subject to a restriction on your ability to transfer the shares until the applicable restrictions lapse. The transfer restrictions will be set forth in a share award agreement, substantially in the form included in this Offer to Exchange as Schedule A, entered into between you and us. The transfer restrictions will lapse (i) on the first anniversary of the Stock Grant Date or (ii) earlier if we experience a change in control, subject to any subsequent applicable securities restrictions and our policies regarding restrictions on the sale of shares of our common stock; in either case, regardless of whether you are employed by, or providing service to, us on such date. Once the transfer restrictions on the shares have lapsed, those shares will be yours to transfer or sell as you desire, subject to applicable securities laws and our policies regarding restrictions on the sale of shares of our common stock. (See Section 2 and Section 9).

12.   How many shares will be issuable to me pursuant to Stock Grants that I receive in exchange for my tendered Old Grants?

        Along with the Offer Documents, we have provided to you an individualized statement of the number of shares of our common stock that will be issuable to you pursuant to a Stock Grant if you exchange any of your Old Grants in the offer. We determined the number of shares underlying the Stock Grants pursuant to exchange ratios that are described in the answer to Question 13 below. (See Section 9).

13.   If I choose to participate in the offer, how are the number of shares that I am entitled to receive determined?

        We structured the offer to strike a balance between the interests of our stockholders and our employees and directors. For each Old Grant that you exchange, you will receive a number of shares of our common stock that is determined based on the Black-Scholes valuation of such Old Grant. Such valuation takes into account the exercise price of the option being exchanged, the remaining term of the option and the current market value of our shares. The number of shares you will receive will equal 150% of the Black-Scholes valuation of your Old Grant. The applicable exchange ratios follow:

Date of Grant of Old Grant	Expiration Date of Old Grant	Exercise Price Per Share for Old Grant	Exchange Ratio : Old Grant to Stock Grant*
11/06/1998	11/03/2008	$15.31	2.70:1
11/01/1998	11/01/2008	$15.06	2.66:1
03/08/2000	03/08/2010	$14.88	2.01:1
10/02/1998	10/02/2008	$14.13	2.57:1
05/18/1999	05/18/2009	$14.00	2.23:1
04/04/2000	04/04/2010	$11.93	1.73:1
06/17/1999	06/17/2009	$11.50	1.91:1
10/08/1998	10/08/2008	$11.25	2.12:1
10/06/1999	10/06/2009	$10.19	1.68:1
06/20/1997	06/20/2007	$10.13	2.62:1
11/01/1997	11/01/2007	$10.13	2.39:1
03/20/1996	03/20/2006	$8.13	3.04:1
11/21/1996	11/21/2006	$7.13	2.16:1

*
The exchange ratios as presented have been rounded to two decimal places. The exchange ratios used to determine the actual number of shares that you will receive if you choose to tender any Old Grants will not be rounded.

        We will not issue any fractional shares in connection with the offer. We will round up or down to the nearest whole share in determining the number of shares to be issued to each option holder. All shares issued in connection with the offer will be issued under the 2000 Plan. The shares issued in connection with the offer will be subject to the terms and conditions of the 2000 Plan and a share award agreement, substantially in the form included in this Offer to Exchange as Schedule A, between you and us. (See Section 9).

        Participation in the offer is completely voluntary. Please review each of your Old Grants, as you may decide to accept or reject the offer as to each outstanding individual grant or you may decide not to participate at all. You may decide to exchange some of your Old Grants, all of your Old Grants or none of your Old Grants. It is your decision. If you choose not to participate, you will retain your current options under their current terms and conditions. We recommend that you speak with your personal financial advisor to weigh the benefits and risks involved in participating in the offer. (See Section 2 and Section 9).

14.   Will the Stock Grants ever expire?

        Shares subject to the Stock Grants do not need to be "exercised." Accordingly, unlike options, the shares subject to the Stock Grants do not expire. As a result, subject to the transfer restrictions, you will own the shares issued as the Stock Grants outright, and, after the transfer restrictions cease to apply, you will be free to transfer or sell your shares as you desire, subject to applicable securities laws and our policies regarding restrictions on the sale of shares of our common stock. (See Section 9).

15.   What are the restrictions on the shares subject to the Stock Grants?

        The shares subject to the Stock Grants issued to you will not be immediately transferable. The transfer restrictions will lapse (i) on the first anniversary of the Stock Grant Date or (ii) earlier if we experience a change in control, subject to any subsequent applicable securities restrictions and our policies regarding restrictions on the sale of shares of our common stock. If you die prior to the date on which the transfer restrictions lapse, the Stock Grants will be transferred to your estate and continue to be subject to the applicable transfer restrictions. (See Section 2 and Section 9).

16.   Am I entitled to exercise any rights of ownership of the shares issued in connection with the Stock Grants prior to the lapsing of the transfer restrictions?

        You will have dividend, voting and all other stockholder rights with respect to any shares you receive in the offer as of the date we issue the Stock Grants to you, except that the shares will be subject to transfer restrictions. The shares issued hereunder may not be transferred to any brokerage account until the transfer restrictions for the shares have lapsed. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, you will not be eligible to participate in any dividend reinvestment plan with respect to any shares you receive in the offer until the transfer restrictions with respect to those shares have lapsed. (See Section 9).

17.   Under what circumstances will I forfeit the shares subject to the Stock Grants I receive in the exchange?

        The shares subject to your Stock Grants are not subject to forfeiture under any circumstances. (See Section 2 and Section 9).

18.   What is the Cash Consideration?

        The Cash Consideration is a cash payment by us to you that is intended to offset a portion of your income taxes that result from your receipt of the Stock Grants and the Cash Consideration. The Cash Consideration is designed to be cash flow neutral for us assuming that we will be able to claim tax deductions related to the Stock Grants issued and the Cash Consideration paid in the offer and that we have taxable income to offset against those deductions in the applicable tax periods. The Cash Consideration will become payable on the same day that the Stock Grants are effective. However, if you are an employee of ours, we will withhold from the portion of the Cash Consideration that is payable to you an amount that is necessary for us to satisfy our withholding obligation with respect to your Stock Grants and the value of your Cash Consideration. (See Section 9).

19.   How is the Cash Consideration Determined?

        The Cash Consideration that is payable to you will equal the aggregate fair market value of the number of shares subject to your Stock Grants on the Stock Grant Date multiplied by 0.67. The Cash Consideration will not be included in any determination of your compensation for purposes of our benefit plans. (See Section 9).

20.   How much Cash Consideration am I entitled to receive in exchange for my tendered Old Grants?

        Since the value of the Cash Consideration that you would be entitled to receive is dependent on the value of the shares subject to the Stock Grants you will receive, and since such value cannot be determined until the Stock Grant Date, it is not possible for us to currently determine the value of the Cash Consideration you will receive in the offer. However, it will equal the aggregate fair market value of the number of shares subject to your Stock Grants on the Stock Grant Date multiplied by 0.67. (See Section 9).

21.   When will I receive my Stock Grants and Cash Consideration?

        The Stock Grant Date will be no sooner than the date we cancel the Old Grants. We plan to cancel properly tendered Old Grants on the first business day following the expiration time of the offer. The Stock Grants will be effective, and the Cash Consideration will be payable, on the date we cancel properly tendered Old Grants, which, assuming the offer expires on November 13, 2003, we anticipate to be November 14, 2003. Your award of stock will be evidenced by a share award agreement, substantially in the form included in this Offer to Exchange as Schedule A, between you and us, and you will not receive a stock certificate for the stock until the end of the non-transferability period. We expect to distribute the share award agreements and Cash Consideration promptly after the expiration of the offer. (See Section 6).

22.   What do I have to pay to get the Stock Grants and Cash Consideration?

        You will not be required to pay cash for the shares granted to you. Your consideration for the shares issued to you as the Stock Grants, and the Cash Consideration payable to you, will be the Old Grants that you tender. (See Section 9).

23.   Will I have to pay taxes if I exchange my options in the offer?

        You will recognize taxable income equal to the fair market value of the shares you receive in connection with the Stock Grants. You will also recognize taxable income on the Cash Consideration on the date that it becomes payable to you. (See Section 20 and Section 21).

        In connection with the issuance to our employees of any Stock Grants and the payment of the Cash Consideration in the offer, we are required to pay applicable federal, state and local income and employment withholding taxes. However, since the Cash Consideration is payable on the same date as you receive the Stock Grants, we will withhold from the Cash Consideration the amount necessary to satisfy our tax withholding obligations. In the event that the Cash Consideration exceeds these obligations, any excess will be paid directly to you. In the event that the Cash Consideration does not fully satisfy these obligations, you will be required to make a cash payment to us for the additional amount.

        If you are a non-employee member of our board of directors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with the offer. You will be required to pay taxes on the value of the shares subject to the Stock Grants and the Cash Consideration.

        All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the offer. Tax consequences may vary depending on each individual participant's circumstances. Included in this Offer to Exchange is a short summary of some of those consequences. (See Section 20 and Section 21).

24.   When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

        The offer expires November 13, 2003, at 5:00 p.m., Eastern time, unless we extend the expiration time. We may, in our sole discretion, extend the offer at any time, although we do not currently expect to do so. If we extend the expiration time, we will make a public announcement to inform you of the extension no later than 9:00 a.m., Eastern time, on the business day following the previously scheduled expiration time. (See Section 2 and Section 15).

25.   How do I tender my Old Grants?

        If you decide to tender your Old Grants, you must deliver before November 13, 2003, at 5:00 p.m., Eastern time, or such later date and time to which we extend the expiration time of the offer, a properly completed and duly executed Election Form and any documents required by the Election Form to us in any of the following ways:

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  The preferred method is for you to submit by fax to Gini DiBartolomeo, RCM Technologies, Inc., at the following fax number: (856) 486-2123.

  •
  Alternatively, you may submit by personal delivery (not intra-company mail), registered mail or overnight courier addressed to:

      Gini DiBartolomeo
      RCM Technologies, Inc.
      2500 McClellan Avenue, Suite 350
      Pennsauken, NJ 08109

  •
  You may confirm receipt of your Election Form with Gini DiBartolomeo by e-mail at optionexchange@rcmt.com.

You are responsible for making sure that the method you use to submit your Election Form causes the Election Form to arrive by the expiration time.    See the risk factor entitled "You are responsible for making sure that the method you use to submit to us your Election Form or Notice to Withdraw from the Offer results in our receipt of your submission prior to the expiration time." (See Section 4).

        If we extend the offer beyond the expiration time, you must deliver the Election Form before the extended expiration time of the offer. We reserve the right to reject any or all tenders of Old Grants that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered Old Grants that are not validly withdrawn. Upon expiration of the offer (which will be November 13, 2003 at 5:00 p.m., Eastern time, unless we extend it), we will promptly decide to either accept or reject the tendered Old Grants. (See Section 4 and Section 6).

26.   During what period of time may I withdraw previously tendered Old Grants?

        You may withdraw your tendered Old Grants at any time before November 13, 2003 at 5:00 p.m., Eastern time. If we extend the offer beyond that time, you may withdraw your tendered Old Grants at any time until the extended expiration time of the offer. To withdraw Old Grants that you have tendered, you must submit to us a properly completed and executed Notice to Withdraw from the Offer. We must receive your Notice to Withdraw from the Offer before 5:00 p.m., Eastern time, November 13, 2003, or such later date and time if we extend the expiration time. (See Section 5).

27.   How do I withdraw previously tendered Old Grants?

        To withdraw Old Grants, you should use the Notice to Withdraw from the Offer. If you want to make changes to your election to participate in the offer but do not wish to withdraw, you should submit a new Election Form as described above. If you elect to withdraw your previously tendered Old Grants, you should return your Notice to Withdraw from the Offer prior to 5:00 p.m., Eastern time, November 13, 2003, or such later date and time if we extend the expiration time, in one of the following ways:

  •
  The preferred method is for you to submit by fax to Gini DiBartolomeo, RCM Technologies, Inc., at the following fax number: (856) 486-2123.

  •
  Alternatively, you may submit by personal delivery (not intra-company mail), registered mail or overnight courier addressed to:

      Gini DiBartolomeo
      RCM Technologies, Inc.
      2500 McClellan Avenue, Suite 350
      Pennsauken, NJ 08109

  •
  You may confirm receipt of your Notice to Withdraw from the Offer form with Gini DiBartolomeo by e-mail at optionexchange@rcmt.com.

You are responsible for making sure that the method you use to submit your Notice to Withdraw from the Offer causes it to arrive by the expiration time.    See the risk factor entitled "You are responsible for making sure that the method you use to submit to us your Election Form or Notice to Withdraw from the Offer results in our receipt of your submission prior to the expiration time." (See Section 5).

28.   If I withdraw previously tendered Old Grants am I required to withdraw all Old Grants?

        If you withdraw any tendered Old Grants, you must withdraw all tendered Old Grants. Accordingly, if you submit a Notice to Withdraw from the Offer, you will no longer be deemed to participate in the offer. (See Section 5).

        If you do not wish to withdraw all of your tendered Old Grants from the offer, you should not submit a Notice to Withdraw from the Offer. Instead, you should send us a new Election Form with your revised elections. Alternatively, if you have withdrawn tendered Old Grants, you may re-tender any Old Grant prior to the expiration time by sending us a new Election Form. (See Section 4 and Section 5).

29.   If I withdraw previously tendered Old Grants can I subsequently determine to tender Old Grants?

        Once you have withdrawn Old Grants, you may re-tender Old Grants only by again following the delivery procedures described in this Offer to Exchange and by doing so prior to the expiration time. (See Section 4 and Section 5).

30.   If I miss the deadline for submitting either my Election Form or Notice to Withdraw from the Offer, can I still participate in or withdraw from the offer?

        No, this is a one-time offer, and we will strictly enforce the expiration time, which we intend will be 5:00 p.m., Eastern time, November 13, 2003, subject only to any extension that we may grant. Unless you submit a properly completed and executed Election Form to us prior to the expiration time, you will not be able to participate in the offer or change a prior election to participate in the offer. Unless you submit a properly completed and executed Notice to Withdraw from the Offer to us prior to the expiration time, you may not withdraw any Old Grants that you properly tendered in the offer. (See Section 4 and Section 5).

31.   What happens to my Old Grants if I do not accept the offer?

        If you do not accept the offer, you will keep all of your Old Grants and you will not receive any Stock Grants or Cash Consideration. The Old Grants will retain their current exercise prices and vesting schedules until you exercise them or they expire by their terms. (See Section 6).

        Outstanding options with exercise prices of less than $7.00 per share are not eligible for exchange in the offer, and, absent any suggested action, will remain outstanding until they expire by, or are exercised in accordance with, their original terms. They will retain their original exercise price and original vesting schedule. (See Section 1 and Section 6).

32.   Will the offer have any impact on my incentive stock options?

        The mere fact that we have made the offer could possibly require you to hold shares purchased under your incentive stock options for a longer period in order to achieve the tax benefits provided by those options. This could be the case even if you do not participate in the offer. Please see the risk factor entitled "Even if you elect not to participate in the offer, your incentive stock options may be affected" for information concerning potential U.S. tax consequences. (See Section 20).

33.   Is this a repricing?

        No, this is not a repricing because we are not resetting the exercise price of the options that you currently hold. Instead, you will receive shares of our common stock and cash consideration in exchange for the options that you exchange in the offer. In a repricing, the exercise price of an individual's current options would be adjusted or a transaction having that effect would occur. For financial reporting purposes, we would be required to record additional compensation expense each quarter until the repriced options were exercised, canceled or terminated. The result would be lower reported earnings for us for several years. Since we are granting shares, and not options, we will take a one-time compensation charge to our reported earnings. (See Section 13).

34.   Why are we not just granting additional options?

        Because of the large number of options we currently have outstanding with exercise prices that are significantly higher than the current market price of our common stock, a broad grant of additional options to our employees and directors would result in our issuing a substantial number of additional shares, which would have a negative and dilutive impact on our stockholders. Additionally, our Stock Plans have a limited number of shares that are authorized for issuance, and if we simply issue new options, the number of shares available for future issuance under the Stock Plans would be significantly reduced. (See Section 3).

35.   What if we are acquired by another company before the Stock Grants are effective and Cash Consideration is payable?

        Since the Stock Grants will be effective and the Cash Consideration will be payable on the same day that we cancel the Old Grants, the only scenario in which we could be acquired by another company in a merger or an asset sale before the Stock Grants are effective and the Cash Consideration is payable is if such an event occurred prior to the expiration time of the offer. If such an event were to occur prior to the expiration time, we would terminate the offer and your Old Grants would be treated as if they had not been tendered. (See Section 6).

36.   What if we are acquired by another company after the Stock Grants are effective and Cash Consideration is payable?

        If we are acquired by another company after the Stock Grants are effective and Cash Consideration is payable, the restriction on the transferability of the Stock Grants will be lifted as of the consummation of the transaction. (See Section 6 and Section 9).

37.   Are there conditions to the offer?

        Although the offer is not conditioned upon a minimum number of options being tendered, the offer is subject to a number of other conditions. (See Section 7).

38.   How should I decide whether or not to participate in the offer?

        The decision to participate in the offer must be each individual's personal decision, and it will depend largely on such individual's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options. (See Section 9 and Section 20).

39.   Do we or our Board of Directors have recommendations about your participation in the offer?

        No. Neither we nor our Board of Directors are making any recommendations as to whether you should or should not tender any of your Old Grants in the offer. You must make your own decision about whether to tender your Old Grants. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 9 and Section 20).

40.   Where can I get more information about RCM, and who can I talk to if I have questions about the offer?

        The Offer Documents contain all the terms and conditions of the offer and refer you to documents containing information about us. We ask that you read in full the Offer Documents and the documents referred to therein before using the following resources, which are available to provide you with information about the offer:

  •
  Our Offer to Exchange E-Mail Hotline at optionexchange@rcmt.com; and

  •
  Our Offer to Exchange Telephone Hotline at (856) 486-1777, ext. 131.

The hotlines cannot assist you in making a decision about whether or to what extent to participate in the offer or provide you with counseling or information beyond that which is included in the Offer Documents.

        In addition, if you want additional copies of the Offer Documents, you may contact:

Gini DiBartolomeo
RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
 optionexchange@rcmt.com
(856) 486-1777, ext. 131

Please note, no one at RCM is authorized to give you advice about whether you should participate in the offer. We recommend that you evaluate the current market price of our common stock, among other factors, before deciding whether to tender any of your Old Grants. You must make your own decision on whether to tender your Old Grants. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 10, Section 17 and Section 18).

CERTAIN RISKS
OF PARTICIPATING IN THE OFFER

        Participation in the offer involves a number of potential risks, including but not limited to those described below. The following information highlights the material risks of participating in the offer, and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 highlight the material risks involved with an investment in our securities and relating to our business.

        Eligible participants should carefully consider all of these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read this entire Offer to Exchange, including the Sections discussing tax consequences in the United States and Canada, and the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission.

RISKS RELATED TO THE OFFER

If you elect to exchange Old Grants, you will receive fewer shares than the number of shares you had a right to acquire through the exercise of your Old Grants.

        The number of shares that you will receive for your Old Grants will be based on the exchange ratios that we have established for the various classes of eligible options that we have granted. If you received multiple grants of eligible options, a different exchange ratio may apply to each separate grant. The precise exchange ratio for a particular grant is based on a Black-Scholes valuation of such shares. This valuation takes into account the exercise price of the option being exchanged, the remaining term of the option and the current market value of our shares. The number of shares you will receive will equal 150% of the Black-Scholes valuation of your Old Grants and will range from 1.68 eligible options for one share to 3.04 eligible options for one share. Thus, you will have to exchange more than one eligible option to receive a single share.

You will lose the potential benefit of any vested Old Grants that are cancelled through the offer.

        If you participate in the offer and to the extent any of your Old Grants were vested, but unexercised, you will have to wait longer to transfer the shares subject to the Stock Grant because of the transfer restrictions associated with the Stock Grants. If you exercised the vested portion of your Old Grants you would be eligible to transfer the shares subject to the Old Grant immediately upon exercise, subject to any applicable securities restrictions and our policy regarding restrictions on the sale of shares of our common stock.

If your employment terminates before the expiration date, your participation in the offer will be automatically cancelled and you will not receive any Stock Grants or Cash Consideration.

        You must be actively employed with or providing service to us or one of our subsidiaries on the Stock Grant Date to receive any Stock Grants or Cash Consideration. Accordingly, if your employment with or service to us terminates for any reason or no reason, even on account of a reduction-in-force, prior to the expiration time, your participation in the offer will be automatically cancelled and you will not have the benefit of or right to any Stock Grants or Cash Consideration. In this case, your Old Grants will be treated as if they had not been tendered, and your Old Grants will remain outstanding in accordance with their existing terms and conditions.

You are responsible for making sure that the method you use to submit to us your Election Form or Notice to Withdraw from the Offer results in our receipt of your submission prior to the expiration time.

        If we do not have a record of receipt of your submission, we may request that you show us evidence of the submission. If you submit to us either an Election Form or Notice to Withdraw from the Offer, you will promptly receive from us an e-mail confirming receipt of your submission. We recommend that you keep a copy of that e-mail in case we ask you for evidence of timely submission.

If you do not receive such an e-mail within 24 hours of your submission, please contact us promptly by e-mailing us at optionexchange@rcmt.com. If you do not submit your Election Form or Notice to Withdraw from the Offer to us by fax, we recommend that you use registered mail or overnight courier, or submit your forms to us by personal delivery (but not intra-company mail). You should keep your receipt or fax confirmation sheet in case we ask you for evidence of timely submission. If you do not have evidence of timely submission, we will not be obligated to change any determinations we have made regarding your participation in the offer.

Certain legal matters or regulatory approvals affecting us might be adversely affected by the offer.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the actions contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered Old Grants and to issue Stock Grants and pay Cash Consideration in exchange therefore is subject to satisfaction of the conditions described in Section 7 of this Offer to Exchange.

        If we are prohibited by applicable laws or regulations from issuing Stock Grants and paying Cash Consideration or required to obtain a license or regulatory permit or to make a filing before issuing Stock Grants and paying the Cash Consideration, we may not issue any Stock Grants or pay Cash Consideration. However, we will not cancel the Old Grants you tendered if we cannot issue Stock Grants and pay the Cash Consideration. We are unaware of any such prohibitions at this time or of any prohibitions that cannot be satisfied by obtaining a license or regulatory permit or making a filing, and we will use reasonable efforts to effect the issuance of the Stock Grants and payment of the Cash Consideration.

TAX-RELATED RISKS FOR INDIVIDUALS SUBJECT TO U.S. TAXES

If you elect to participate in the offer, you should consider the tax consequences.

        If you participate in the offer, the Stock Grants and Cash Consideration will result in an immediate tax consequence to you on the date of issuance and payment. You will recognize taxable income for federal, and possibly state and local tax purposes, equal to the fair market value of the shares on the date of grant. Because you will not be able to transfer the shares subject to your Stock Grants until (i) the one year anniversary of the Stock Grant Date or (ii) earlier if we experience a change in control, subject to any subsequent applicable securities restrictions and our policies regarding restrictions on the sale of shares of our common stock, you will be required to satisfy this tax obligation from alternative sources. You will also recognize taxable income for federal, and possibly state and local, tax purposes equal to the value of the Cash Consideration that is payable to you. Satisfaction of most of your tax obligations should be satisfied from the Cash Consideration that is payable to you, and we will withhold from the payment of the Cash Consideration an amount necessary to satisfy our tax withholding obligation. You should be aware that if the Cash Consideration that is payable to you is not sufficient to cover our withholding obligations, you will be required to pay to us any remaining amounts.

        You should review Section 20 carefully for a more detailed discussion of the potential U.S. federal tax consequences of participation in the offer. We strongly recommend that you consult your personal tax advisor regarding your personal situation before deciding whether to participate in the offer.

If you elect to participate in the offer, the value of the shares issued to you as Stock Grants may have decreased by the time you are first eligible to transfer the shares.

        If the trading price of our common stock decreases after the date of issuance and your shares are subsequently sold, you may receive an amount from the sale of the shares that is less than your tax liability.

Even if you elect not to participate in the offer, your incentive stock options may be affected.

        If you hold incentive stock options, we do not believe that the offer will affect the U.S. federal tax status of those incentive stock options if you decide not to accept the offer as to your incentive stock options. However, the U.S. Internal Revenue Service (the "IRS") may characterize the offer as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonqualified stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year, including the calendar year in which an Old Grant is deemed to have been modified and thereby treated as newly granted, cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or, if later, at the time of any deemed modification of that grant.

TAX-RELATED RISKS FOR RESIDENTS OF CANADA

If you elect to participate in the offer, you should consider the tax consequences.

        Under general tax principles in Canada, you will be taxed on the fair market value of the shares subject to your Stock Grants and the value of the Cash Consideration payable to you on the date such shares are issued to you and the Cash Consideration is payable to you. Please see Section 21 for a more detailed discussion of the potential tax consequences of participation by residents of Canada in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

TAX-RELATED RISKS FOR INDIVIDUALS SUBJECT TO FOREIGN TAX

Our employees and directors who are subject to the tax laws in countries other than the United States and Canada may experience adverse tax consequences as a result of participating in the offer. You should consult your personal tax advisor before making a decision to participate in the offer.

        If you are eligible to participate in the offer, but are subject to the tax laws in a country other than the U.S. and Canada, you should be aware that there may be other tax and social insurance consequences to you. We strongly recommend that you consult your personal tax advisor regarding your personal situation and any potential tax or social insurance consequences prior to participating in the offer.

THE OFFER

Section 1. Eligibility

        You are eligible to participate in the offer and receive Stock Grants and Cash Consideration in exchange for your outstanding option grants with per share exercise prices of $7.00 or higher under the RCM Technologies, Inc. 1992 Incentive Stock Option Plan, the RCM Technologies, Inc. 1994 Nonemployee Director Stock Option Plan, the Amended and Restated RCM Technologies, Inc. 1996 Executive Stock Plan and the RCM Technologies, Inc. 2000 Employee Stock Incentive Plan if:

  •
  you are an active employee or director of ours or one of our subsidiaries as of the date hereof and on the Stock Grant Date, which we expect will be no sooner than November 14, 2003; and

  •
  you live or work in and are subject to taxes in the United States or Canada.

        If, for any reason, you cease being an active employee or director of ours at any time between the date you tender your Old Grants and the expiration time, your participation in the offer will be automatically cancelled and you will not receive any Stock Grants or Cash Consideration. In this case, your Old Grants will be treated as if they had not been tendered, and your Old Grants will remain outstanding in accordance with their existing terms and conditions.

Section 2. Terms of Exchange; Expiration Time

        Subject to the terms and conditions of the offer, we will deliver Stock Grants and Cash Consideration in exchange for any Old Grants held by eligible employees and directors that are properly tendered in accordance with Section 4 of this Offer to Exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the expiration time, which means 5:00 p.m., Eastern time, November 13, 2003, unless and until we, in our sole discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration time" refers to the latest time and date at which the offer, as so extended, expires. Your participation in the offer is completely voluntary, and you are not obligated to participate in the offer. See Section 7 and Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

        We will not accept partial tenders of any Old Grant. Therefore, you must tender all or none of the remaining shares underlying each of your Old Grants.

        If your Old Grants are properly tendered and accepted for exchange, they will be cancelled and, subject to the terms of the offer, you will be issued Stock Grants and be entitled to Cash Consideration. All of the shares granted to employees and directors as Stock Grants will be fully vested and nonforfeitable on the Stock Grant Date. However, the shares will be subject to a restriction that they cannot be transferred until (i) the first anniversary of the Stock Grant Date or (ii) earlier if we experience a change in control, subject to any subsequent applicable securities restrictions and our policies regarding restrictions on the sale of shares of our common stock. The shares issued as Stock Grants will be granted under the RCM Technologies, Inc. 2000 Employee Stock Incentive Plan.

        The Cash Consideration will be paid from our working capital.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 9:00 a.m. to 5:00 p.m., Eastern time.

Section 3. Purpose of the Offer

        Many of our outstanding options under the RCM Technologies, Inc. 1992 Incentive Stock Option Plan, the RCM Technologies, Inc. 1994 Nonemployee Director Stock Option Plan, the Amended and

Restated RCM Technologies, Inc. 1996 Executive Stock Plan and the RCM Technologies, Inc. 2000 Employee Stock Incentive Plan, whether or not they are currently exercisable, have exercise prices that are significantly higher than the recent and current market price of our common stock. We believe many of those options are unlikely to be exercised in the foreseeable future. We are making the offer to provide our eligible employees and directors with a direct ownership interest in us, creating more effective performance incentives for our employees and directors, in an effort to maximize stockholder value.

Section 4. Procedures for Tendering Old Grants; Change of Election

        Proper Tender of Old Grants.    You may tender one or more of your Old Grants, regardless of whether they are vested and exercisable. However, if you choose to tender an Old Grant, you must tender that Old Grant in full. For example, if you hold (i) an option grant that was exercisable originally for 1,000 shares at $10.00 per share (the "$10.00 Option Grant"), but you already have exercised the grant with respect to 700 shares, (ii) an option grant to purchase 1,000 shares at an exercise price of $13.00 per share (the "$13.00 Option Grant") and (iii) an option grant to purchase 1,000 shares at an exercise price of $4.00 per share (the "$4.00 Option Grant"), you may choose to tender either:

  •
  None of your option grants;

  •
  The $10.00 Option Grant with respect to all remaining 300 shares;

  •
  The $13.00 Option Grant with respect to all 1,000 shares; or

  •
  Both the $10.00 and $13.00 Option Grants with respect to the 1,300 shares underlying those two option grants.

You may not tender the $4.00 Option Grant because only option grants with exercise prices of $7.00 and higher are eligible for exchange.

        Proper Completion of Election Form.    To validly tender your Old Grants you must properly complete, execute and submit the Election Form to us in one of the following ways:

  •
  The preferred method is for you to submit it by fax to Gini DiBartolomeo, RCM Technologies, Inc., at the following fax number: (856) 486-2123.

  •
  Alternatively, you may submit it by personal delivery (not intra-company mail), registered mail or overnight courier addressed to:

        Gini DiBartolomeo
        RCM Technologies, Inc.
        2500 McClellan Avenue, Suite 350
        Pennsauken, NJ 08109

  •
  Your Election Form must be received by the expiration time, which is currently scheduled for 5:00 p.m., Eastern time, November 13, 2003.

  •
  You may confirm receipt of your Election Form with Gini DiBartolomeo by e-mail at optionexchange@rcmt.com.

        Changing Your Election to Tender Old Grants.    To validly change your election regarding the tender of your Old Grants, you must complete, execute and submit a new Election Form. If you submit a new Election Form that is properly completed, signed and dated prior to the expiration time, it will replace any previously submitted Election Form, which will be disregarded.

        The new Election Form must be signed and dated and must specify:

  •
  Your name, as the name of the option holder tendering the Old Grants; and

  •
  With respect to each Old Grant being tendered:

  •
  the grant date;

  •
  the exercise price; and

  •
  the total number of shares subject to the unexercised option grant.

To submit your new Election Form to us, follow the instructions above for the submission of Election Forms.

        Deadline for Tendering Old Grants.    This is a one-time offer, and we are required to strictly enforce the expiration time, which is currently scheduled for 5:00 p.m., Eastern time, November 13, 2003, subject only to any extension that we may grant. Unless you submit a properly completed and executed Election Form to us prior to the expiration time, you will not be able to participate in the offer.

        The timely submission of the Election Form is your responsibility. We intend to confirm via e-mail the receipt of your Election Form within 24 hours; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by us. Our confirmation of receipt of your documents is not by itself an acceptance by us of your Old Grants for exchange in the offer. (See Section 6).

        Determination of Validity; Rejection of Old Grants; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, answers to all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of Old Grants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of Old Grants that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly tendered Old Grants that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any Old Grants. No tender of Old Grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we are required to strictly enforce the offer period, subject only to an extension that we may grant in our sole discretion.

Section 5. Withdrawal Rights; Change of Decision to Withdraw; Withdrawal After the Expiration Time

        Proper Withdrawal from the Offer.    You may withdraw your tendered Old Grants at any time before 5:00 p.m., Eastern time, November 13, 2003. If we extend the offer beyond that time, you may withdraw your tendered Old Grants at any time until the extended expiration time of the offer. You may only use the Notice to Withdraw from the Offer if you want to withdraw from participation in the offer completely. You may not use the Notice to Withdraw from the Offer to withdraw one Old Grant but not another. In that case, you must submit a new Election Form.

        To validly withdraw tendered Old Grants, you must submit a completed, signed and dated Notice to Withdraw from the Offer, with the required information, in one of the following ways:

  •
  The preferred method is for you to submit it by fax to Gini DiBartolomeo, RCM Technologies, Inc., at the following fax number: (856) 486-2123.

  •
  Alternatively, you may submit it by personal delivery (not intra-company mail), registered mail or overnight courier addressed to:

      Gini DiBartolomeo
      RCM Technologies, Inc.
      2500 McClellan Avenue, Suite 350
      Pennsauken, NJ 08109

  •
  Your Election Form or Notice to Withdraw must be received by the expiration time, which is currently scheduled for 5:00 p.m., Eastern time, November 13, 2003.

  •
  You may confirm receipt of your Election Form or Notice to Withdraw from the Offer with Gini DiBartolomeo by e-mail at optionexchange@rcmt.com.

        Changing Your Decision to Withdraw From the Offer.    Unless you properly re-tender your Old Grants by completing, executing and submitting a new Election Form before the expiration time by following the procedures described in Section 4 of this Offer to Exchange, you may not rescind their withdrawal and any tendered Old Grants that you have withdrawn will be deemed not properly tendered for purposes of the offer.

        Deadline for Withdrawing From the Offer.    This is a one-time offer, and we are required to strictly enforce its expiration time, which is currently scheduled for 5:00 p.m., Eastern time, November 13, 2003, subject only to any extension that we may grant. Unless you submit a properly completed and executed Notice to Withdraw from the Offer to us prior to the expiration time, you may not withdraw any Old Grants that you properly tendered in the offer, and they will be exchanged for Stock Grants and Cash Consideration.

        The timely submission of the Notice to Withdraw from the Offer is your responsibility. We intend to confirm via e-mail the receipt of your Notice to Withdraw from the Offer within 24 hours; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Notice to Withdraw from the Offer has been received by us.

        Notices.    Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw from the Offer. Our determination of these matters will be final and binding.

Section 6. Acceptance of Old Grants; Issuance of Stock Grants and Payment of Cash Consideration

        Acceptance of Old Grants.    Upon the terms and conditions of the offer and as promptly as practicable following the expiration time, we will accept and cancel all Old Grants that are properly tendered and not validly withdrawn before the expiration time. Subject to our rights to extend, terminate and amend the offer discussed in Section 7 of this Offer to Exchange, we currently expect that we will accept all properly tendered Old Grants that are not validly withdrawn by 5:00 p.m., Eastern time, November 13, 2003.

        Notice of Acceptance.    For purposes of the offer, we will be deemed to have accepted tendered Old Grants as of the time when we give oral or written notice to Gini DiBartolomeo, RCM Technologies, Inc. or the option holders of our acceptance of such grants for exchange. We may provide this notice of acceptance by press release, e-mail or intra-office mail.

        Cancellation of Old Grants.    If you elect to participate in the offer, your tendered Old Grants will be cancelled on the date we accept them in the offer. Unless we extend the offer, we expect to accept and cancel all tendered Old Grants on November 14, 2003. Upon cancellation of your tendered Old

Grants, you will have no further rights with respect to those grants or under their corresponding stock option agreements, and those grants will have no value to you. By tendering your Old Grants, you agree that the applicable stock option agreements will terminate upon our cancellation of the grants.

        Status of Old Grants Not Tendered or Accepted.    Old Grants that are not tendered for exchange or that we do not accept will remain outstanding and retain their current exercise price, vesting schedule and other terms and conditions.

        Stock Grants and Payment of Cash Consideration.    The Stock Grants will be effective and the Cash Consideration will be payable, on the date we cancel properly tendered Old Grants, which, assuming the offer expires on November 13, 2003, we anticipate to be November 14, 2003. Your award of stock will be evidenced by a share award agreement, substantially in the form included in this Offer to Exchange as Schedule A, between you and us, and you will not receive a stock certificate for the stock until the end of the non-transferability period. We expect to distribute the share award agreements and the Cash Consideration promptly after the expiration of the offer.

        In connection with the issuance to our employees of any Stock Grants, and the payment of the Cash Consideration, in the offer, our employees are required to pay applicable federal, state and local income and employment taxes. We have a corresponding withholding obligation with respect to such taxes. Since the Cash Consideration is payable on the same date as you receive the Stock Grants, we will withhold from the Cash Consideration the amount necessary to satisfy our tax withholding obligations. In the event that the Cash Consideration exceeds these obligations, any excess will be paid directly to you. In the event that the Cash Consideration does not fully satisfy these obligations, you will be required to make a cash payment to us for the additional amount. If you are a non-employee member of our board of directors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with the offer. You will be required to pay taxes on the value of the shares subject to the Stock Grants and the Cash Consideration. The Cash Consideration that will be payable to you is intended to offset a portion of your taxes.

        Effect of a Business Combination Involving RCM Prior to the Stock Grant Date.    Since we intend to grant the Stock Grants and pay the Cash Consideration on the same day that we cancel the Old Grants, the only scenario in which we could be acquired by another company in a merger or an asset sale before issuing the Stock Grants and paying the Cash Consideration is if such an event occurred prior to the expiration time of the offer. If such an event were to occur prior to the expiration time, we would terminate the offer and your Old Grants would be treated as if they had not been tendered.

        Effect of a Business Combination Involving RCM After the Stock Grant Date.    If we are acquired by another company in a merger or an asset sale after the Stock Grant Date, but prior to the date the restrictions on the transferability of your Stock Grants lapse, the restrictions on transferability will lapse on the date of the consummation of the merger or asset sale.

Section 7. Conditions to the Offer

        Notwithstanding any other provision of the offer, we will not be required to accept any Old Grants tendered for exchange and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time after this date and prior to the expiration time, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of Old Grants tendered for exchange:

  •
  There shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges or delays or restricts the making of the offer, the acquisition or cancellation of some or all of the tendered Old Grants pursuant to the offer, or the issuance of Stock Grants and payment of Cash Consideration, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair (e.g., by increasing the accounting costs associated with the offer) the contemplated benefits of the offer to us, where the contemplated benefits include the opportunity to align employee, director and stockholder interests and offer eligible employees and directors a valuable incentive to stay with us and to achieve high levels of performance;

  •
  There shall have occurred:

  •
  any general suspension of trading in, or limitation of prices for, securities on The Nasdaq National Market, any national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

  •
  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly affecting the United States;

  •
  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), income, operations or prospects or that of any of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

  •
  in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

  •
  There shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record an additional compensation expense that we did not intend against our earnings in connection with the offer for financial reporting purposes;

  •
  A tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

  •
  Any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is materially adverse to us or may materially impair the contemplated benefits of the offer to us.

        The conditions to the offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

Section 8. Price Range of Our Common Stock

        Our common stock is currently traded on The Nasdaq National Market under the symbol "RCMT." The following table shows, for the periods indicated, the closing prices per share of our common stock as reported by The Nasdaq National Market.

	High	Low
Fiscal Year 2003
Quarter ended March 31, 2003	$4.08	$2.52
Quarter ended June 30, 2003	$3.98	$2.10
Fiscal Year 2002
Quarter ended March 31, 2002	$5.34	$4.41
Quarter ended June 30, 2002	$5.25	$4.10
Quarter ended September 30, 2002	$5.14	$3.73
Quarter ended December 31, 2002	$4.94	$3.70
Fiscal Year 2001
Quarter ended March 31, 2001	$8.00	$2.88
Quarter ended June 30, 2001	$5.70	$2.85
Quarter ended September 30, 2001	$6.48	$3.10
Quarter ended December 31, 2001	$4.75	$3.41

        As of September 26, 2003, the closing price of our common stock, as reported by The Nasdaq National Market, was $5.15 per share.

        We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to tender your Old Grants.

Section 9. Source and Amount of Consideration; Terms of the Stock Grants and Cash Consideration

        Source of Consideration.    We will issue the Stock Grants under the RCM Technologies, Inc. 2000 Employee Stock Incentive Plan (the "2000 Plan"). No Stock Grants will be issued under the RCM Technologies, Inc. 1992 Incentive Stock Option Plan (the "1992" Plan), the RCM Technologies, Inc. 1994 Nonemployee Director Stock Option Plan (the "1994 Plan"), the Amended and Restated RCM Technologies, Inc. 1996 Executive Stock Plan (the "1996 Plan," and together with the 1992 Plan, the 1994 Plan and the 2000 Plan, the "Stock Plans") as part of the offer.

        The Cash Consideration will be paid out of our working capital.

        Amount of Consideration.    The number of shares underlying the Stock Grants will be determined according to exchange ratios. For each Old Grant that you exchange, you will receive a number of shares of our common stock that is determined based on the Black-Scholes valuation of such Old Grant. Such valuation takes into account the exercise price of the option being exchanged, the remaining term of the option and the current market value of our shares. The number of shares you will receive will equal 150% of the Black-Scholes valuation of your Old Grant. The number of shares underlying the Stock Grants will be determined pursuant to the following exchange ratios:

Date of Grant of Old Grant	Expiration Date of Old Grant	Exercise Price Per Share for Old Grant	Exchange Ratio : Old Grant to Stock Grant*
11/06/1998	11/03/2008	$15.31	2.70:1
11/01/1998	11/01/2008	$15.06	2.66:1
03/08/2000	03/08/2010	$14.88	2.01:1
10/02/1998	10/02/2008	$14.13	2.57:1
05/18/1999	05/18/2009	$14.00	2.23:1
04/04/2000	04/04/2010	$11.93	1.73:1
06/17/1999	06/17/2009	$11.50	1.91:1
10/08/1998	10/08/2008	$11.25	2.12:1
10/06/1999	10/06/2009	$10.19	1.68:1
06/20/1997	06/20/2007	$10.13	2.62:1
11/01/1997	11/01/2007	$10.13	2.39:1
03/20/1996	03/20/2006	$8.13	3.04:1
11/21/1996	11/21/2006	$7.13	2.16:1

*
The exchange ratios as presented have been rounded to two decimal places. The exchange ratios used to determine the actual number of shares that you will receive if you choose to tender any Old Grants will not be rounded.

        The number of shares underlying each Stock Grant will be rounded up or down to the nearest whole share as appropriate and adjusted for any stock splits, reverse stock splits, stock dividends and similar events prior to the Stock Grant Date. In addition, the number of shares underlying each Stock Grant will not exceed the number of shares underlying each tendered Old Grant.

        As of September 30, 2003, options to purchase 2,571,389 shares were issued and outstanding under the Stock Plans. These options had exercise prices ranging from $3.00 to $15.31. Only those options with an exercise price equal to or higher than $7.00 are eligible to participate in the offer. If all eligible employees and directors tender all of their Old Grants eligible for exchange in the offer, subject to the terms and conditions of this Offer to Exchange, Old Grants to purchase a total of 1,328,273 shares will be canceled and we will issue Stock Grants for a total of 607,945 shares.

        The Cash Consideration is designed to be cash flow neutral to us assuming that we will be able to claim tax deductions related to the Stock Grants issued and the Cash Consideration paid in the offer and that we have taxable income to offset against those deductions in the applicable tax periods. The amount of Cash Consideration that will be payable to each eligible employee and director who tenders his Old Grants will equal the aggregate fair market value of the shares subject to the individual's Stock Grants on the Stock Grant Date multiplied by 0.67. For example, if the aggregate fair market value of the Stock Grants you receive is $1,000, the Cash Consideration that is payable to you will equal $670. As we cannot predict the fair market value of our shares of common stock on the Stock Grant Date, we cannot currently determine the aggregate amount of Cash Consideration that will be paid in connection with the offer. However, assuming a fair market value of $5.15 (the closing price per share of our common stock on September 26, 2003), and assuming all eligible Old Grants are tendered, $2,097,714 would be paid as Cash Consideration. The Cash Consideration will not be included in any determination of your compensation for purposes of our benefit plans.

        Material Terms of the Stock Grants.    The following description of the terms of the offer and the Stock Grants and Cash Consideration is merely a summary of the material terms and does not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Stock Plans, and the forms of agreements thereunder. Please contact us at RCM

Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ, 08109, Attention: Gini DiBartolomeo, e-mail: optionexchange@rcmt.com, telephone: (856) 486-1777, ext. 131, to receive a copy of our Stock Plans and the forms of agreements thereunder. We will promptly furnish you copies of these documents at our expense.

  •
  Each Stock Grant will be issued under our 2000 Plan. All Stock Grants will be subject to the terms of the 2000 Plan, and to the terms of a new share award agreement, substantially in the form included in this Offer to Exchange as Schedule A.

  •
  The shares subject to the Stock Grants will have dividend, voting and all other stockholder rights, except that the shares will be subject to transfer restrictions.

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  You will not be able to participate in the dividend reinvestment plan with respect to any shares you receive in the offer until the transfer restrictions with respect to those shares have lapsed.

  •
  The Stock Grants will be evidenced by a share award agreement, substantially in the form included in this Offer to Exchange as Schedule A, between us and each option holder whose tendered Old Grants in the offer are accepted and cancelled.

  •
  We expect to distribute the share award agreements for the Stock Grants promptly after the expiration of the offer.

  •
  The share award agreement will contain the transfer restrictions applicable to the shares to be issued to each such option holder. The transfer restrictions will lapse (i) on the first anniversary of the Stock Grant Date or (ii) earlier if we experience a change in control, subject to any subsequent applicable securities restrictions and our policies regarding restrictions on the sale of shares of our common stock. After the transfer restrictions lapse, you will be able to sell or transfer the shares at any time, subject to applicable securities laws and our policies regarding restrictions on the sale of shares of our common stock.

  •
  If your employment or service with us terminates for any reason prior to lapse of the transfer restrictions, the transfer restrictions will continue in existence. If you die prior to the expiration of the transfer restrictions, the shares will be transferred to your estate and continue to be subject to the applicable transfer restrictions.

  •
  Your stock options provide you with the right to buy shares at a fixed exercise price, typically the fair market value of the shares on the date the option is granted. Outright ownership of the shares occurs only if you exercise the option by purchasing the stock at the fixed exercise price. Accordingly, the value realized on exercise is the difference between the fixed exercise price and the market price of the shares when the option is exercised. The shares subject to your Stock Grants are shares that you will own immediately, although they will be subject to transfer restrictions. Unlike your stock options, you will not pay a purchase price for the shares. Accordingly, the value of the shares is the fair market value of the shares on the Stock Grant Date.

        Registration of Shares of Common Stock Underlying Stock Grants.    We have filed registration statements on Form S-8 with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended (the "Securities Act"), shares of stock for offer and sale pursuant to our Stock Plans. All of the shares issuable under our Stock Plans, including the Stock Grants, have been registered under the Securities Act. Unless you are one of our affiliates, upon expiration of the transfer restrictions described herein, you will be able to sell the shares underlying your Stock Grants free of any transfer restrictions under applicable U.S. securities laws, provided our insider trading policies do not limit your right to transfer such shares. You should carefully review our insider trading policies prior to transferring any shares and discuss with our legal department if any such restrictions apply to you.

        U.S. Federal Income Tax Consequences.    You should refer to Section 20 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the Stock Grants, Cash Consideration and the Old Grants tendered for exchange, as well as the consequences of accepting or rejecting a Stock Grant and the Cash Consideration in the offer. If you are a resident of the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of the offer.

        Income Tax Consequences Outside the United States.    If you are subject to tax in Canada, you should refer to Section 21 for a discussion of the income tax consequences of the offer, as well as the consequences of accepting or rejecting a Stock Grant and the Cash Consideration. If you are subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of the offer.

Section 10. Information Concerning RCM; Information About the Offer

        General.    We are a premier provider of business and technology solutions designed to enhance and maximize the performance of our customers through the adaptation and deployment of advanced information technology and engineering services. We are an innovative leader in the design, development and delivery of these services to a variety of industries. Our offices are located throughout North America, including major metropolitan centers. We provide a diversified and extensive range of service offerings and deliverables. Our portfolio of Information Technology services includes e-Business, Enterprise Management, Enterprise Application Integration and Supply Chain. Our portfolio of Engineering services focuses on Engineering Design, Technical Support and Project Management and Implementation. Our Commercial Services business unit provides Healthcare contract professionals as well as Clerical and Light Industrial temporary personnel. We provide our services to clients in banking and finance, healthcare, insurance, aerospace, pharmaceutical, telecommunications, utility, technology, manufacturing, distribution and government sectors. We believe that the breadth of services we offer fosters long-term client relationships, affords cross-selling opportunities and minimizes our dependence on any single technology or industry sector.

        During the year ended December 31, 2002, approximately 60% of our total revenues were derived from IT services, 30% from engineering services and the remaining 10% from commercial services. We have executed a regional strategy to better leverage our consulting services offering. We sell and deliver our services through a network of 37 branch offices located in selected regions throughout North America.

        Demand for IT consulting services has continued the decline that commenced in early 2000 after several years of rapid growth. The decline in sales along with a decline in operating income of certain branch offices has resulted in goodwill impairment charges for each of the three years in the period ended December 31, 2002.

        Our principal executive offices are located at 2500 McClellan Avenue, Suite 350, Pennsauken, NJ, 08109 and our telephone number is (856) 486-1777.

        Information About the Offer.    The Offer Documents contain all the terms and conditions of the offer and refer you to documents containing information about us. We ask that you read in full the Offer Documents and the documents referred to therein before using the following resources, which are available to provide you with information about the offer:

  •
  Our Offer to Exchange E-Mail Hotline at optionexchange@rcmt.com; and

  •
  Our Offer to Exchange Telephone Hotline at (856) 486-1777, ext. 131. Ask for Gini DiBartolomeo.

        The hotlines cannot assist you in making a decision about whether or to what extent to participate in the offer or provide you with counseling or information beyond that which is included in the Offer Documents.

        In addition, if you want additional copies of the Offer Documents, you may contact Gini DiBartolomeo, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ, 08109, optionexchange@rcmt.com, (856) 486-1777, ext. 131.

        Please note, no one at RCM is authorized to give you advice about whether you should participate in the offer. We recommend that you evaluate the current market price of our common stock, among other factors, before deciding whether to tender any of your Old Grants. You must make your own decision on whether to tender Old Grants. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Old Grants

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B. As of September 30, 2003, our executive officers and directors as a group beneficially owned Old Grants under our Stock Plans as follows:

Name of the Stock Plan	Shares issuable upon exercise of Old Grants owned by directors and executive officers	Percentage of Shares subject to all Old Grants outstanding
RCM Technologies, Inc. 1992 Incentive Stock Option Plan	160,000	12%
RCM Technologies, Inc. 1994 Nonemployee Director Stock Option Plan	40,000	3%
Amended and Restated RCM Technologies, Inc. 1996 Executive Stock Plan	830,000	62%
RCM Technologies, Inc. 2000 Employee Stock Incentive Plan	—	—
Total	1,030,000	78%

        The table below shows the number and percentage of shares of our common stock subject to Old Grants beneficially owned as of September 30, 2003, by our directors and our executive officers. As of September 30, 2003, there were 10,647,247 shares of our common stock outstanding, and as of September 30, 2003, there were 1,328,273 shares subject to issuance under Old Grants.

Name	Shares Underlying Old Grants Owned	Percentage of Outstanding Old Grants
Leon Kopyt	750,000	56%
Stanton Remer	90,000	7%
Brian Delle Donne	50,000	4%
Norman S. Berson	70,000	5%
Robert B. Kerr	70,000	5%
David Gilfor	—	—
All current directors and executive officers as a group (6 persons)	1,030,000	78%

        There have been no transactions in any Old Grants that were effected during the sixty days prior to and including September 30, 2003 by any of our directors or executive officers.

Section 12. Status of Old Grants Acquired in the Offer

        The Old Grants eligible for exchange in the offer have been issued under the 1992 Plan, the 1994 Plan, the 1996 Plan and the 2000 Plan. We will issue the Stock Grants under the 2000 Plan. No Stock Grants will be issued under the 1992 Plan, 1994 Plan or 1996 Plan.

        Old Grants acquired in the offer will be cancelled upon acceptance, and the shares of our common stock subject to the Old Grants will be returned to the pool of shares eligible for grant under the applicable Stock Plans. To the extent shares are not issued as Stock Grants in the offer, such shares will be available for future awards to employees, directors and other eligible participants of each Stock Plan, as appropriate, without further stockholder action, except as required by applicable law or the rules of The Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Section 13. Accounting Consequences of the Offer

        Under current accounting standards, we will recognize compensation expense for the replacement of fixed stock option awards in connection with the issuance of the Stock Grants and payment of the Cash Consideration. The compensation cost for the Stock Grants is measured as the quoted market price of the stock on the measurement date.

        Accounting standards in this area may change. If they change and such change would subject us to variable or other accounting compensation charges, we may modify the offer as necessary to ensure the intended accounting treatment or, if we cannot appropriately modify the offer, we may terminate the offer. If the change occurs after the completion of the offer, we may have to comply with the changed variable accounting treatment, which could adversely affect our operating results in future periods.

Section 14. Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered Old Grants and to issue Stock Grants and pay Cash Consideration in exchange therefore is subject to the conditions described in Section 7 of this Offer to Exchange.

Section 15. Extension of the Offer; Termination; Amendment; Notice of Extension, Termination or Amendment

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any tendered Old Grants by giving oral or written notice of such extension to the eligible employees and directors or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration time, to terminate or amend the offer and to postpone our acceptance and cancellation of any tendered Old

Grants upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Old Grants tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must either pay the consideration offered or return the tendered grants promptly after termination or withdrawal of the offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to eligible employees and directors or by decreasing or increasing the number of options being sought in the offer.

        If we decide to take any of the following actions, we will give you notice or make a public announcement of the action:

  •
  Increase or decrease in the amount of consideration offered for the options eligible for exchange in the offer;

  •
  Decrease in the number of options eligible for exchange in the offer; or

  •
  Increase in the number of options eligible for exchange in the offer by an amount that exceeds 2% (two percent) of the shares issuable upon exercise of the options eligible for exchange in the offer immediately prior to the increase.

        Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration time. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to a national newswire service, posting a notice on our website or sending an e-mail to all eligible employees and directors stating the details of the amendment to the offer.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information, except in the case of a change in price or a change in number of options sought, which requires that ten business days remain in the offer period following the announcement of the change.

Section 16. Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer.

Section 17. Additional Information

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, the Offer Documents, and the following materials that we have filed with the SEC before making a decision on whether to tender your Old Grants for exchange in the offer:

  •
  Our Annual Report on Form 10-K and amendment No. 1 thereto on Form 10-K/A for our fiscal year ended December 31, 2002;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

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  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

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  Our definitive proxy statement on Schedule 14A relating to our 2002 Annual Meeting of Stockholders, filed with the SEC on April 25, 2003; and

  •
  Our Current Reports on Form 8-K dated August 6, 2003, April 30, 2003 and January 27, 2003.

        These filings and our other annual, quarterly and current reports, proxy statements and other documents filed with the SEC may be examined, and copies may be obtained, at:

  •
  The Public Reference Room of the SEC at the SEC's principal offices located at:

    450 Fifth Street, NW
    Washington, DC 20549; and

  •
  The SEC's website at www.sec.gov.

        Please call the SEC at (202) 942-7040, or see its website, for further information about the operation of the Public Reference Room.

        Each person to whom a copy of this Offer to Exchange is provided may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ, 08109, Attention: Gini DiBartolomeo, e-mailing us at: optionexchange@rcmt.com or calling us at: (856) 486-1777, ext. 131.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

Section 18. Financial Information

        The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2002 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, in addition to such reports, are incorporated herein by reference and are available for review on the SEC's website at http://www.sec.gov and on our website at www.rcmt.com. See "Additional Information" in Section 17 of this Offer to Exchange for instructions on how you can otherwise obtain copies of our SEC filings, including filings that contain our financial statements. Our Summary Financial Information is set forth in Schedule C to this Offer to Exchange.

Section 19. Forward-Looking Statements; Miscellaneous

        This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2002, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

Section 20. Material U.S. Federal Income Tax Consequences

        The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the offer and the issuance of the Stock Grants and payment of the Cash Consideration. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences (including, but not limited to, any state and local taxes) that may be relevant to you in light of your particular circumstances, nor is it applicable in all respects to all employees and directors, including our international employees and directors.

        Eligible employees and directors who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the offer, but should be aware that the following rules apply to resident aliens (who may or may not also be taxed in their home jurisdictions).

        U.S. Income Tax Consequences of the Stock Grants.    The applicable U.S. tax principles are summarized as follows:

        Issuance of Stock Grants.    You will recognize taxable income upon the issuance of the Stock Grants to you.

        The amount of such taxable income will equal the fair market value of the shares granted to you on the Stock Grant Date.

        We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance of the shares of common stock subject to your Stock Grants. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), however, may limit the deduction that can be claimed by us in certain circumstances.

        Subsequent Sale of Stock Grants.    Upon a sale or other taxable disposition of the shares subject to your Stock Grants, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less the fair market value of those shares at the time you recognized taxable income with respect to those shares. The fair market value of the shares is unknown as of the date of this Offer to Exchange because the fair market value will not be set until the shares are issued. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the sale. The capital gain holding period for the shares subject to the Stock Grants will commence at the time the Stock Grants are issued to you.

        U.S. Income Tax Consequences of the Cash Consideration.    The applicable U.S. tax principles are summarized as follows:

        Payment of Cash Consideration:    You will recognize taxable income on the date that the Cash Consideration is payable to you.

        The amount of such taxable income will equal the value of the Cash Consideration that is payable to you.

        We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the payment of the Cash Consideration. Section 162(m) of the Code, however, may limit the deduction that can be claimed by us in certain circumstances.

        Withholding Obligations for Stock Grants and Cash Consideration.    In connection with the issuance to our employees of any Stock Grants in this Offer, we are required to withhold applicable federal, state and local income and employment taxes. However, since the Cash Consideration is payable on the same date as you receive the Stock Grants, we will withhold from the Cash Consideration the amount necessary to satisfy our tax withholding obligations. In the event that the Cash Consideration exceeds these obligations, any excess will be paid directly to you. In the event that the Cash Consideration does not fully satisfy these obligations, you will be required to make a cash payment to us for the additional amount. If you are a non-employee member of our board of directors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with the offer. You will be required to pay taxes on the value of the shares subject to the Stock Grants and the Cash Consideration.

        Effect on Incentive Stock Options Not Tendered.    If you hold Old Grants that are incentive stock options under the U.S. federal tax laws, we do not believe that the offer will affect the tax status of those incentive stock options if you decide not to participate in the offer with respect to those incentive stock options. However, the U.S. Internal Revenue Service (the "IRS") may characterize the offer as a "modification" of those incentive stock options, even if you do not tender them in the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonqualified stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year, including the calendar year in which an Old Grant is deemed to have been modified and thereby treated as newly granted, cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or, if later, at the time of any deemed modification of that grant.

        We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

        If you choose not to exchange any of your Old Grants, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Old Grants you do not exchange and to the subsequent sale of the shares purchased under those grants.

Section 21. Material Income Tax Consequences and Certain Other Considerations for Employees Who Are Tax Residents of Canada

        The following is a summary of the tax consequences of the cancellation of Old Grants in exchange for Stock Grants and Cash Consideration for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on Canadian federal tax law. Different tax consequences may be applicable under provincial tax law. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

        Canadian Income Tax Consequences of the Stock Grants.    The applicable Canadian tax principles are summarized as follows:

        Issuance of Stock Grants.    You will recognize taxable income upon the issuance of the Stock Grants to you.

        The amount of such taxable income will equal the fair market value of the shares granted to you on the Stock Grant Date.

        Sale of Shares.    You will be subject to tax when you subsequently sell the shares issued to you under the Stock Grant. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of issuance of the shares), less any brokerage fees. Income tax will be assessed on the taxable income at your marginal income tax rate.

        One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

        Payment of Cash Consideration.    You will recognize taxable income upon the payment of the Cash Consideration to you.

        The amount of such taxable income will equal the value of the Cash Consideration.

        Withholding and Reporting.    Your employer will report the income recognized upon issuance of the Stock Grants and payment of the Cash Consideration to the CCRA. A copy of the T4 form containing this information will be provided to you prior to the last day of February in the year following the year in which you receive the Stock Grants and Cash Consideration.

        Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, Stock Grants or the sale of shares. You will be responsible for paying any and all taxes due.

        Securities Information.    You are permitted to sell shares acquired upon exercise of a Stock Grant through the designated broker appointed by us, provided that the sale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

        We have not authorized any person to make a recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this Offer to Exchange and the other Offer Documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in the Offer Documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

RCM Technologies, Inc.

September 30, 2003

SCHEDULE A

FORM OF SHARE AWARD AGREEMENT

        This SHARE AWARD AGREEMENT, dated as of                                                 ,                        (the "Date of Grant"), is delivered by RCM Technologies, Inc. (the "Company"), to                        (the "Grantee").

RECITALS

        A.    The Board of Directors of the Company (the "Board") approved a voluntary option exchange program (the "Exchange Program") pursuant to which all current employees and directors of the Company and its subsidiaries who live in or work in the United States or Canada and are subject to taxation in such countries and who were granted options to purchase the Company's common stock under the Company's stock option plans with per share exercise prices of $7.00 or higher (the "Old Grants") were offered the opportunity to cancel such outstanding Old Grants in exchange for (i) the grant of shares of the Company's common stock under the RCM Technologies, Inc. 2000 Equity Stock Incentive Plan (the "Plan") based on the exchange ratios set forth in the Exchange Program, and (ii) cash consideration equal to 0.67 multiplied by the fair market value of the shares subject to the Stock Grants on the date of grant.

        B.    The Grantee tendered Old Grants in the Exchange Program in exchange for the right to receive a number of shares of common stock of the Company based on the exchange ratios set forth in the Exchange Program.

        C.    The Company has accepted such Old Grants and has agreed to grant the Grantee such shares in exchange for the Grantee's Old Grants.

        D.    The Grantee accepts the shares of common stock of the Company in exchange for the Grantee's Old Grants, on the terms and conditions, set forth in this Agreement and in the Plan.

        E.    The Plan provides for the award of shares of the common stock of the Company in accordance with the terms and conditions of the Plan. A copy of the Plan is attached.

        NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.    Stock Grant.    Subject to the terms and conditions set forth in this Agreement, the Plan and the Exchange Program, the Company hereby grants the Grantee            shares of common stock of the Company, subject to the restrictions on transferability set forth below and in the Plan ("Restricted Stock"). Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become transferable pursuant to this Agreement and the Plan.

2.    Vesting and Nonassignability of Restricted Stock.

        (a)   The shares of Restricted Stock shall be fully vested on the Date of Grant.

        (b)   During the period between the Date of Grant and the earlier of: (i) the first anniversary of the Date of Grant or (ii) the occurrence of a Change of Control (as defined in the Plan), (the "Restriction Period"), the Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares during the Restriction Period, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3.    Issuance of Certificates.

        (a)   Stock certificates representing the Restricted Stock will not be transferred to the Grantee until the Restricted Stock becomes transferable. During the Restriction Period, the Grantee shall receive any cash dividends with respect to the shares of Restricted Stock, may vote the shares of Restricted Stock and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the Restricted Stock shall be subject to the same terms and conditions relating to the shares to which they relate.

        (b)   When the Restricted Stock becomes transferable, a certificate representing the shares shall be issued to the Grantee, free of the restrictions on transferability under Section 2 of this Agreement.

        (c)   The obligation of the Company to deliver shares upon the lapse of the transferability restriction of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4.    Grant Subject to Plan Provisions.    This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee (as defined in the Plan) in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

5.    Withholding.    The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant of the Restricted Stock.

6.    No Employment or Other Rights.    This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee's employment or service at any time. The right of the Company to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved.

7.    Assignment by the Company.    The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.

8.    Applicable Law.    The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflicts of laws provisions thereof.

9.    Notice.    Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at 2500 McClellan Avenue, Ste. 350, Pennsauken, N.J. 08109 and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

        IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

RCM TECHNOLOGIES, INC.
Attest:
By:

        I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding. I further understand and agree that I am receiving the Restricted Stock in exchange for my Old Grants under the Exchange Program.

Grantee
Date

SCHEDULE B

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF RCM TECHNOLOGIES, INC.

        The executive officers and directors of RCM Technologies, Inc. and their positions and offices as of September 30, 2003 are set forth in the following table:

Name	Position
Leon Kopyt	Chairman of the Board, President and Chief Executive Officer
Stanton Remer	Chief Financial Officer
Brian Delle Donne	Chief Operating Officer
Norman S. Berson	Director
Robert B. Kerr	Director
David Gilfor	Director

        The address of each director and executive officer is: c/o RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ 08109.

B-1

SCHEDULE C

SUMMARY FINANCIAL STATEMENTS
OF RCM TECHNOLOGIES, INC.

        The following table sets forth summary financial information for the periods specified:

Summary Financial Information (In thousands, except for earnings per share data)

	Years Ended December 31,		Six Months Ended June 30,
	2001	2002	2002	2003
Income Statement
Revenues	$234,739	$186,651	$89,222	$105,869
Gross profit	62,576	46,665	24,200	22,199
Income before litigation charge, other expense, income taxes, goodwill amortization, and unusual charges	18,611	12,087	6,823	5,131
Litigation charge	—	(9,718)	—	—
Other (expense) income	(2,268)	(155)	36	58

Income before income taxes and goodwill amortization and impairment	16,343	2,214	6,859	5,189
Income taxes	6,936	623	2,579	1,894

Income before goodwill amortization and impairment	9,407	1,591	4,280	3,295
Goodwill impairment and intangible asset amortization, net of taxes	(28,143)	(24,760)	(6)	(6)
Income from continuing operations before extraordinary items	18,776	25,103	4,274	3,289
(Loss) gain from discontinued operations, net of taxes	(20)	(967)	(16)	—

Net (loss) income	$(18,756)	$(24,136)	$4,258	$3,289

Earnings per share:
Basic and Diluted
Income before goodwill amortization and impairment	$.89	$.15	$.40	$.31
Goodwill amortization	(.51)	—	—	—
Goodwill impairment, restructuring and unusual charges	(2.16)	(2.34)	—	—
Income from continuing operations	(1.78)	(2.37)	.40	.31
Discontinued operations	—	(.09)	—	—

Net loss	$(1.78)	$(2.28)	$.40	$.31

	As of December 31,		As of June 30,
	2001	2002	2002	2003
Balance Sheet
Working capital	$10,977	$16,516	$14,040	$18,694
Current assets	58,843	47,247		50,059
Non-current assets	72,313	42,730		44,851
Total assets	131,156	89,977	129,899	94,909
Current liabilities	47,866	30,731	42,287	31,365
Non-current liabilities	—	—	—	—
Total liabilities	47,866	30,731	42,287	31,365
Shareholders' equity	$83,290	$59,246	$87,610	$63,544
Book value per share	$7.88	$5.58	$8.27	$5.97
Ratio of earnings to fixed charges	N/A	N/A	14.6	57.0

C-1

QuickLinks

  Exhibit 99(a)(1)
TABLE OF CONTENTS
RCM TECHNOLOGIES, INC.
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE OFFER
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
RISKS RELATED TO THE OFFER
TAX-RELATED RISKS FOR INDIVIDUALS SUBJECT TO U.S. TAXES
TAX-RELATED RISKS FOR RESIDENTS OF CANADA
TAX-RELATED RISKS FOR INDIVIDUALS SUBJECT TO FOREIGN TAX
THE OFFER
SCHEDULE A FORM OF SHARE AWARD AGREEMENT
SCHEDULE B INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF RCM TECHNOLOGIES, INC.
SCHEDULE C SUMMARY FINANCIAL STATEMENTS OF RCM TECHNOLOGIES, INC.